UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2010

YUHE INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-167246	87-0569467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Hailong Street
Hanting District, Weifang, Shandong Province
The People’s Republic of China

(Address of principal executive offices, including zip code)

(86) 536 736 3688
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreements

On December 31, 2010, Weifang Yuhe Poultry Co., Ltd. (“PRC Yuhe”), a wholly-owned subsidiary of Yuhe International, Inc. (the “Company”), entered into an asset purchase agreement (collectively, the “Purchase Agreements”) with each of Mr. Liu Tiezhu, Mr. Liu Kaichun, Mr. Luo Xingshi, Mr. Xu Zhenming, Mr. Shan Jichun and Mr. Xin Yubin (collectively, the “Sellers”).  All Sellers are unaffiliated with the Company.

Pursuant to the Purchase Agreements, PRC Yuhe has agreed to purchase from the Sellers, and each of the Sellers has agreed to sell, certain assets, including, in aggregate, ten breeder farms with an area of 558.4 mu (approximately 91.0 acres) and building coverage of 136,740 square meters in Henan and Liaoning provinces of China, for an aggregate purchase price of approximately RMB 108.7 million, or approximately $16.4 million. Mr. Xu Yubin will receive approximately 431,848 restricted shares of the Company’s common stock calculated at a price of $10 per share with total consideration equal to approximately RMB 28.6 million, or approximately $4.3 million. These restricted shares are subject to a six-month lock-up period. The other five Sellers will receive an aggregate cash consideration of approximately RMB 80.1 million, or approximately $12.1 million. The Purchase Agreements are subject to customary closing conditions and are expected to be closed in the first half of 2011.

Item 8.01 Other Events

On January 4, 2011, the Company issued a press release announcing the purchase of the assets from the Sellers. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

EXHIBIT

99.1 Press Release of Yuhe International, Inc. dated January 4, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Yuhe International, Inc.

Date: January 5, 2010	By:	/s/ Gao Zhentao
Gao Zhentao
Chief Executive Officer

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EXHIBIT INDEX

Exhibit	Description

Exhibit 99.1	Press release, dated January 4, 2010

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